Exhibit 4.3

FAT BRANDS ROYALTY I, LLC,

as Issuer

and

UMB BANK, N.A.,

as Trustee

SUPPLEMENT NUMBER ONE

Dated as of September 21, 2020

to

BASE INDENTURE

Dated as of March 6, 2020

SUPPLEMENT, dated as of September 21, 2020 (this “Supplement”) by and among FAT BRANDS ROYALTY I, LLC (the “Issuer”), and UMB Bank, N.A., as trustee (in such capacity, the “Trustee”), to the Base Indenture, dated as of March 6, 2020 (as may be further amended, amended and restated, modified or supplemented from time to time, exclusive of Series Supplements, the “Base Indenture”), by and among the Issuer and UMB Bank, N.A., as Trustee and as Securities Intermediary.

PRELIMINARY STATEMENT

WHEREAS, Sections 9.7, 13.2 and 13.3 of the Base Indenture provide, among other things, that the provisions of the Base Indenture, any Supplement and any other Indenture Document to which the Trustee is a party (unless otherwise provided in such Supplement) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (acting at the direction of the Controlling Class Representative);

WHEREAS, the Issuer wishes to enter into this Supplement to amend certain provisions of the Base Indenture; and

WHEREAS, all conditions to such amendment have been met or waived by the Control Party (as directed by the Controlling Class Representative);

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendments. The following provisions of the Base Indenture are hereby amended as follows:

(a) Section 5.9(b)(iv) of the Base Indenture shall be deleted and replaced in its entirety as follows:

“(iv) on a monthly basis at or prior to 10:00 a.m. (New York City time) on each Monthly Allocation Date, or on such other date for the withdrawal of funds from the Concentration Account to the Collection Account specified in an Account Control Agreement approved by the Control Party (which such date the Issuer confirms shall in any event be prior to the applicable Monthly Allocation Date), all Retained Collections with respect to the preceding Monthly Collection Period then on deposit in the Concentration Account to the Collection Account (which, for the avoidance of doubt, will include any Investment Income with respect thereto) for application to make payments and deposits in the order of priority set forth in the Priority of Payments.”

(b) Section 7.12(c) of the Base Indenture shall be deleted and replaced in its entirety as follows:

“(c) The Issuer has no subsidiaries and owns no Equity Interests in any other Person, other than the Franchise Entities and any Additional Franchise Entities. The Franchise Entities have no subsidiaries and own no Equity Interests in any other Person.”

(c) Section 8.34(a) of the Base Indenture shall be deleted and replaced in its entirety as follows:

“(a) The Issuer, in accordance with and as permitted under the Transaction Documents, may purchase, acquire, form or cause to be formed one or more Additional Franchise Entities without the consent of the Control Party; provided that any such Additional Franchise Entity is a Delaware limited liability company or a Delaware corporation (so long as the use of such corporate form is reasonably satisfactory to the Control Party) and has adopted, or substantially contemporaneously with the closing of an applicable transaction pursuant to which such Additional Franchise Entity is purchased, acquired or otherwise designated as an Additional Franchise Entity hereunder, will adopt, Charter Documents substantially similar to the Charter Documents of the Franchise Entities that were Delaware limited liability companies or Delaware corporations, as applicable, as in existence on the Closing Date; provided, further, that such Additional Franchise Entity holds Franchise Assets or is being established, purchased or acquired in order to act as a franchisor with respect to new Franchise Agreements.”

(d) Exhibit A, “Form of Monthly Manager’s Certificate,” shall be deleted and replaced with the Monthly Manager’s Certificate attached hereto as Annex 1.

2. Definitions. All capitalized terms not otherwise defined herein, shall have the meanings assigned thereto in the Base Indenture and the Base Indenture Definitions List attached as Annex A thereto, as such definitions may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Base Indenture.

3. Ratification of Base Indenture. As supplemented by the Series 2020-1 Supplement, this Supplement, and the Series 2020-2 Supplement, the Base Indenture is in all respects ratified and confirmed and the Base Indenture as so supplemented by the Series 2020-1 Supplement, this Supplement, and the Series 2020-2 Supplement, shall be read, taken and construed as one and the same instrument.

4. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

5. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

6. Amendments. This Supplement may not be modified or amended except in accordance with the terms of the Base Indenture.

7. Entire Agreement. This Supplement, the Series 2020-1 Supplement, the Series 2020-2 Supplement, and the related Indenture Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

8. Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Issuer, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Supplement and makes no representation with respect thereto.

IN WITNESS WHEREOF, the Issuer and the Trustee have caused this Supplement to the Base Indenture to be duly executed by its respective duly authorized officer as of the day and year first written above.

FAT BRANDS ROYALTY I, LLC as the

Issuer
By:	FAT Brands Inc.
Its:	Manager

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

UMB Bank, N.A., in its capacity as Trustee

By:	/s/ Michele Voon
Name:	Michel Voon
Title:	Vice President

CONSENT OF CONTROL PARTY:

The undersigned, as Control Party, hereby consents to the execution and delivery of this Supplement by the parties hereto, and as Control Party hereby directs the Trustee to execute and deliver this Supplement.

CITADEL SPV LLC, in its capacity as Control Party

By:	/s/ Orlando Figueroa
Name:	Orlando Figueroa
Title:	Senior Managing Director

Annex 1

[See attached]